Ontario and Alberta - Form 27
British Columbia, Form 53-901F

MATERIAL CHANGE REPORT UNDER SECTION 75(2) OF THE SECURITIES ACT (ONTARIO),
SECTION 118(1) OF THE SECURITIES ACT (ALBERTA) AND
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)

MATERIAL CHANGE REPORT
ITEM 1	REPORTING ISSUER Buffalo Gold Ltd. Suite 880, 609 Granville Street Vancouver, BC V7Y 1G5
ITEM 2	DATE OF MATERIAL CHANGE October 20, 2003
ITEM 3	PRESS RELEASE Issued October 20, 2003 at Vancouver, BC
ITEM 4

SUMMARY OF MATERIAL CHANGE

Buffalo Gold Ltd. has, subject to regulatory approval, reached an agreement with Terrawest Resource Holdings Ltd. ("Terrawest") to acquire all of the shares of Terrawest's wholly owned subsidiary, Terrawest Gold Corp.

ITEM 5

FULL DESCRIPTION OF MATERIAL CHANGE

Further to its news release of October 2, 2003, Buffalo Gold Ltd. ("Buffalo") is pleased to announce that it has, subject to regulatory approval, reached an agreement with Terrawest Resource Holdings Ltd. ("Terrawest") to acquire all of the shares of Terrawest's wholly owned subsidiary, Terrawest Gold Corp. ("TGC").

Terrawest has assigned to TGC all of its rights under a Letter of Agreement on Cooperation dated August 30, 2003 with The Gold Group Co. of Guizhou Province (the "Guizhou Gold Group") for the establishment of a Sino-foreign cooperative joint venture company for the purpose of exploring and mining a number of mineral exploration permits in Guizhou Province, Peoples Republic of China. Terrawest has also assigned to TGC all of its rights under a a letter of intent with the Geological Mineral Resource Survey and Development Bureau of Hunan Province dated June 11, 2003 for the exploration and mining of the Xuefeng gold exploration property in Hunan Province.

As consideration for the acquisition of TGC, Buffalo will issue to Terrawest 5,000,000 escrowed common shares of Buffalo. In addition, Buffalo has agreed to issue a further 2,000,000 shares to Terrawest upon the completion of a final bankable feasibility study showing the feasibility of placing any exploration permit forming a part of the Guizhou property into commercial production, provided that such study has confirmed mineable reserves of not less than 2,000,000 ounces of gold.

Buffalo's agreement with Terrawest represents the culmination of its search for highly prospective gold exploration properties to augment its Alberta diamond properties. Buffalo will not be proceeding with the option agreement, announced November 6, 2002, to acquire a mineral property in northern B.C. nor with the letter of intent with Big Sky Mining Canada Ltd., announced December 23, 2002, to pursue Chinese mineral exploration opportunities, as both have terminated.

In connection with the brokered private placement with Octagon Capital Corporation, Buffalo has agreed, subject to regulatory approval, to pay to Saintsbury Management Corp. a finder's fee equal to 2% of the proceeds from the placement in consideration of Saintsbury's introduction of Buffalo to Octagon.

ITEM 6	RELIANCE ON SECTION 85(2) OF THE ACT This report is not being filed on a confidential basis.
ITEM 7	OMITTED INFORMATION There are no significant facts required to be disclosed herein which have been omitted.
ITEM 8	DIRECTOR/SENIOR OFFICER Contact: John Tully Telephone: 604.685.5492
ITEM 9	STATEMENT OF SENIOR OFFICER/DIRECTOR The foregoing accurately discloses the material change referred to herein.

DATED at Vancouver, BC this 21st day of October 2003.
/s/ John Tully ----------------------------------------------- John Tully, President & Director